EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

FREDERICK’S OF HOLLYWOOD GROUP INC.

Under Section 805 of the Business

Corporation Law of the State of New York

The undersigned, being the Chief Executive Officer of Frederick’s of Hollywood Group Inc. (“Corporation”), hereby certifies as follows:

1.          The name of the Corporation is Frederick’s of Hollywood Group Inc. The Corporation was originally incorporated under the name Industrial Undergarment Corporation.

2.          The Certificate of Incorporation of the Corporation was filed by the Department of State of the State on April 10, 1935.

3.          The text of the Certificate of Incorporation is hereby amended to set forth new terms of the Corporation’s Series A Preferred Stock.

4.          In order to effect the change set forth in paragraph 3 above, the text of paragraph (c) to Article (3) of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“(3)         (c)          125,000 of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” (the “Series A Preferred”). The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1.           Dividend Rights.

(a)          Holders of Series A Preferred, in preference to the holders of Common Stock or any other Junior Securities (as defined in Section 2 hereof), shall be entitled to receive cumulative dividends, payable in accordance with this Section 1.

(b)          With respect to each outstanding share of the Series A Preferred, dividends shall accrue on the Series A Stated Value (as hereinafter defined) in effect from time to time, at the Series A Dividend Payment Rate (as hereinafter defined) in effect from time to time (the “Series A Preferred Dividend”). The “Series A Dividend Payment Rate” means (i) during the period between the date that the first share of Series A Preferred is issued (the “Original Issue Date”) and two (2) years after the Original Issue Date, a rate of 9% per annum, and (ii) from and after two (2) years after the Original Issue Date, at any time, a rate equal to the greater of 9% per annum or the highest rate per annum being paid at such time by the Corporation on any Corporation credit facility (excluding, for the avoidance of doubt, trade credit). The Series A Preferred Dividend shall be payable quarterly in arrears on the last day of each fiscal quarter of the Corporation, with the first such payment being due July 28, 2012, or if any of such dates is not a Business Day (as hereinafter defined), on the next succeeding Business Day (each, a “Series A Dividend Payment Date”, and each such quarterly period, a “Series A Dividend Period”). Any Series A Preferred Dividend payable with respect to any period that is less than a full fiscal quarter of the Corporation shall be pro-rated.

(c)          Series A Preferred Dividends shall be paid in additional shares of Series A Preferred, with the number of such shares issued being equal to the accrued dividend amount divided by the Series A Stated Value then in effect. Each share of Series A Preferred that is issued (or can be issued on account of an accrued dividend) in payment of a dividend is referred to herein as a “PIK Share”. Each share of Series A Preferred that is purchased from the Corporation and not issued as a dividend is referred to herein as an “Original Share”.

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(d)          The Series A Preferred Dividend will accrue and be payable with respect to (i) all shares of Series A Preferred outstanding at the beginning of a Series A Dividend Period (including shares of Series A Preferred that have been issued as dividends) and (ii) all Series A Preferred Dividends that have accumulated but not yet been paid at the beginning of a Series A Dividend Period. Series A Preferred Dividends shall be payable on the basis of twelve 30-day months and a 360-day year and will be deemed to accumulate on a daily basis.

(e)          Series A Preferred Dividends shall accrue and be cumulative from the initial date of issuance or the last Series A Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such Series A Preferred Dividends on any Series A Dividend Payment Date or at any time during any Series A Dividend Period and whether or not Series A Preferred Dividends are declared or paid.

(f)          “Series A Stated Value” means, with respect to each share of the Series A Preferred, $100.00, as adjusted from time to time for any stock combinations, splits, recapitalizations and the like with respect to such Series A Preferred shares after the filing date hereof as provided herein. “Business Day” means any day other than a Saturday, a Sunday, any day on which the New York Stock Exchange is closed or any other day on which banking institutions in New York, New York are authorized or required by law to be closed.

(g)          So long as any shares of Series A Preferred are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock or any other Junior Securities, or purchase, redeem or otherwise acquire for value any shares of Common Stock or any other Junior Securities until all accrued Series A Preferred Dividends shall have been paid.

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(h)          In the event dividends are paid on any share of Common Stock or any other Junior Securities, the Corporation shall pay an additional dividend on all outstanding shares of Series A Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock or any other Junior Securities.

2.           Rank.

The Series A Preferred shall, with respect to rights upon a Liquidation Event (as hereinafter defined), rank: (a) junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series A Preferred; (b) senior to the Common Stock; (c) senior to any class or series of capital stock of the Corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series A Preferred (collectively, with the Common Stock, “Junior Securities”), and (d) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred (the “Parity Securities”).

3.           Voting Rights.

(a)          General Rights. Except as otherwise required by law or as set forth herein, the Series A Preferred will have no voting rights.

(b)          Separate Vote of Series A Preferred. For so long as any shares of Series A Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

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(i)          Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Corporation, that alters or changes the powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred so as to affect them adversely;

(ii)         Alter or change adversely the powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred;

(iii)        Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred in right of redemption, liquidation preference or dividend rights or any increase in the authorized or designated number of any such new class or series;

(iv)        Any issuance of Common Stock, or any issuance of any equity or debt security convertible at any time into Common Stock, whether ranking junior to, on a parity with, or senior to the Series A Preferred in right of redemption, liquidation preference, dividend rights, or any other rights, in any such case for a price per share (including on an as-converted basis in the case of a convertible security) that is less than the Floor (as hereinafter defined); or

(v)         Any issuance of equity or debt in a Qualifying Investment (as defined in 4(d) below) where the securities issued in such investment are by their terms mandatorily redeemable by the Corporation.

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4.           Liquidation Rights.

(a)          Series A Preferred Liquidation Preference. In the event the Corporation is party to an Acquisition or Asset Transfer (as hereinafter defined) or upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (any such Acquisition, Asset Transfer, liquidation, dissolution or winding up, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Junior Securities, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred shall be paid out of the proceeds of such Acquisition or Asset Transfer or the assets of the Corporation legally available for distribution:

(i)          for each share of Series A Preferred held by them that is an Original Share, an amount equal to (A) the Series A Stated Value then in effect plus all accrued or cumulated but unpaid dividends on such share of Series A Preferred, multiplied by (B) (1) if the Liquidation Event occurs no later than 12 months after the Original Issue Date, 1.09, (2) if the Liquidation Event occurs after 12 months but no later than 24 months after the Original Issue Date, 1.05, or (3) if the Liquidation Event occurs later than 24 months after the Original Issue Date, 1.00; and

(ii)         for each share of Series A Preferred held by them that is a PIK Share, an amount equal to the Series A Stated Value then in effect plus all accrued or cumulated but unpaid dividends on such share of Series A Preferred.

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If, upon any such Liquidation Event, the proceeds of such Acquisition or Asset Transfer or the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 4(a), then such proceeds or assets shall be distributed among the holders of Series A Preferred and any other Parity Securities at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. In order to receive the liquidation preference set forth in this Section 4(a) upon an Acquisition or Asset Transfer, the holder of shares of Series A Preferred must deliver the certificates for such shares to the Corporation for cancellation in exchange for such payment and thereafter, the holder shall have no further rights as a holder of Series A Preferred set forth herein. Any holder of Series A Preferred shall be permitted, at any time prior to the closing of any Liquidation Event, to convert any or all of the holder’s shares of Series A Preferred into Common Stock pursuant to the terms of Section 5 hereof.

(b)          Certain Definitions. For purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least fifty percent (50%) of the voting power of the surviving entity in substantially the same proportions among the stockholders of the Corporation (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions (including but not limited to any tender offer for capital stock of the Corporation or any sale of capital stock of the Corporation but excluding any tender offer or investment by a holder of Series A Preferred) in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

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(c)          Non-Cash Consideration. In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(d)          Right to Liquidation Preference in Connection with Certain Investments. If, at any time, there is a cash investment in the Corporation by one or more parties who are not holders of shares of Series A Preferred and immediately following such investment, 30% or more of the equity of the Corporation is held by one or more parties that did not own it immediately prior to such investment and the securities issued under such investment are by their terms not mandatorily redeemable by the Corporation (any such investment, a “Qualifying Investment”), then each holder of Series A Preferred shall have the right to require that the Corporation purchase such holder’s shares of Series A Preferred for a price equal to the amount that such holder would be entitled to receive upon a Liquidation Event pursuant to Section 4(a) above. The Corporation shall not close any Qualifying Investment without providing at least ten (10) days’ written notice thereof to each holder of Series A Preferred. The Corporation shall be obligated to purchase all of the shares of Series A Preferred of each holder who provides the Corporation, within ten (10) days after the holder’s receipt of such notice from the Corporation, with written notice that the holder is exercising the holder’s right under this Section 4(d). The closing of the Corporation’s purchase of the electing holders’ shares of Series A Preferred hereunder shall occur promptly after the closing of the Qualifying Investment. The Corporation shall apply the proceeds of the Qualifying Investment toward the payment of the purchase prices of the shares of Series A Preferred, to the extent required in order for the Corporation to pay such purchase prices. At the closing, each holder of shares of Series A Preferred that has elected to sell its shares shall deliver to the Corporation the certificates representing its shares of Series A Preferred, together duly executed stock powers assigning such shares to the Corporation, and the Corporation shall pay to each selling holder of Series A Preferred, by wire transfer of immediately available funds to an account designated by the holder, the full purchase price for the holder’s shares of Series A Preferred.

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5.           Conversion.

The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the “Conversion Rights”):

(a)          Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion of Original Shares shall be the product obtained by multiplying the “Original Share Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of Original Shares being converted. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion of PIK Shares shall be the product obtained by multiplying the “PIK Share Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of PIK Shares being converted.

(b)          Conversion Rates. The conversion rate in effect at any time for conversion of Original Shares (the “Original Share Conversion Rate”) shall be the quotient obtained by dividing the Series A Stated Value then in effect by the Original Share Conversion Price (as hereinafter defined) then in effect. The conversion rate in effect at any time for conversion of PIK Shares (the “PIK Share Conversion Rate”) shall be the quotient obtained by dividing the Series A Stated Value then in effect by the PIK Share Conversion Price (as hereinafter defined) then in effect. Such initial Original Share Conversion Rate and PIK Share Conversion Rate shall be adjusted from time to time based on adjustments to the Original Share Conversion Price and PIK Share Conversion Price, respectively, in accordance with this Section 5. All references to Original Share Conversion Rate and PIK Share Conversion Rate shall mean, respectively, the Original Share Conversion Rate and PIK Share Conversion Rate as so adjusted.

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(c)          Conversion Prices. The Original Share Conversion Price shall initially be $1.05. The PIK Share Conversion Price shall initially be $0.45. Such initial Original Share Conversion Price and PIK Share Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Original Share Conversion Price and PIK Share Conversion Price herein shall mean, respectively, the Original Share Conversion Price and PIK Share Conversion Price as so adjusted.

(d)          Mechanics of Conversion. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of Original Shares and the number of PIK Shares being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly also pay in Common Stock, at the PIK Share Conversion Price, and issue and deliver to such holder a certificate or certificates for, any accumulated but unpaid dividends on the shares of Series A Preferred being converted. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series A Preferred and shall instead issue a number of shares of Common Stock that is rounded up to the nearest whole number of shares from the number of shares that would otherwise be issuable. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

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(e)          Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Original Issue Date the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, the Original Share Conversion Price and PIK Share Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Original Share Conversion Price and PIK Share Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)          Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of the Series A Preferred, the Original Share Conversion Price and PIK Share Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

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(i)          The Original Share Conversion Price and PIK Share Conversion Price shall be adjusted by multiplying the Original Share Conversion Price and PIK Share Conversion Price then in effect by a fraction equal to:

(A)         the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)         the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)         If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Original Share Conversion Price and PIK Share Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)        If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Original Share Conversion Price and PIK Share Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Original Share Conversion Price and PIK Share Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

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(g)          Adjustment for Reclassification, Exchange, Substitution or Reorganization. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series A Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Original Share Conversion Price and PIK Share Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)          Sale of Shares Below Conversion Price.

(i)          If at any time or from time to time on or after the Original Issue Date the Corporation issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, (A) for an Effective Price (as defined below) less than the then effective Original Share Conversion Price, then and in each such case, the then existing Original Share Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to such lower Effective Price, or (B) for an Effective Price less than the then effective PIK Share Conversion Price, then and in each such case, the then existing PIK Share Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to such lower Effective Price (any issuance or sale described in the foregoing (A) or (B), a “Qualifying Dilutive Issuance”); provided, however, in no event shall the Original Share Conversion Price or the PIK Share Conversion Price be reduced by reason of this Section 5(h)(i) below $0.29, as adjusted from time to time for any stock combinations, splits, recapitalizations or similar capital adjustments (the “Floor”).

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(ii)         For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

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(iii)        For the purpose of the adjustment required under this Section 5(h), if the Corporation issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price (as defined below) of such Additional Shares of Common Stock is less than the Original Share Conversion Price or the PIK Share Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

(A)         in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

(B)         in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

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(C)         If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

(D)         No further adjustment of the Original Share Conversion Price or the PIK Share Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Original Share Conversion Price or PIK Share Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Original Share Conversion Price or PIK Share Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred.

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(iv)        For the purpose of making any adjustment to the Original Share Conversion Price or PIK Share Conversion Price required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Corporation), other than:

(A)         shares of Common Stock issued upon conversion of the Series A Preferred;

(B)         shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other similar arrangements, in each case, that are approved by the Board of Directors;

(C)         shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(D)         shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors;

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(E)         shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement or real property leasing arrangement approved by the Board of Directors;

(F)         shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Corporation; and

(G)         any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Corporation and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board of Directors.

References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Corporation for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

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(v)         In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Original Share Conversion Price or PIK Share Conversion Price shall be reduced to the Original Share Conversion Price or PIK Share Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)          Certificate of Adjustment. In each case of an adjustment or readjustment of the Original Share Conversion Price or PIK Share Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred so requesting at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Original Share Conversion Price and PIK Share Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

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(j)          Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series A Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

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(k)          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l)          Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(m)          Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.”

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6.           Corporation’s Right to Redeem.

(a)          Right to Redeem; Procedure. The Corporation shall have the right, exercisable at any time, to redeem shares of Series A Preferred in accordance with the provisions of this Section 6. In order to exercise such right, the Corporation shall be required to provide written notice to all holders of Series A Preferred stating that the Corporation is exercising its right under this Section 6 and providing a calculation of the purchase price to be paid for the shares of Series A Preferred in accordance with this Section 6. Concurrently with providing such notice, the Corporation shall publicly disclose any material information of which it is aware that has not previously been publicly disclosed (such information required to be disclosed, “Disclosable Information”). At any time thereafter and before the redemption or conversion of all of the shares of Series A Preferred, the Corporation shall publicly disclose all Disclosable Information promptly after becoming aware of such information. The closing of the redemption shall occur on the later of (a) 15 days after the written notice of redemption is provided to the holders of Series A Preferred, or (b) 10 days after the Corporation has publicly disclosed the most recently disclosed Disclosable Information.

(b)          Right to Convert. Prior to the closing of any redemption pursuant to this Section 6, any holder of Series A Preferred shall have the right to convert any or all of the holder’s shares of Series A Preferred into Common Stock in accordance with Section 5 above.

(c)          Redemption in Full Unless Holder Otherwise Consents. Any redemption pursuant to this Section 6 shall be a redemption of all of the outstanding shares of Series A Preferred held by each holder of Series A Preferred, unless such holder consents to a partial redemption of the holder’s shares, which consent each holder may withhold in the holder’s sole discretion.

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(d)          Purchase Price. The purchase price for the shares of Series A Preferred redeemed pursuant to this Section 6 shall be as follows:

(i)          For each Original Share, an amount equal to (A) the Series A Stated Value then in effect plus all accrued or cumulated but unpaid dividends on such share, multiplied by (B) (1) if the Corporation’s redemption notice is provided to all holders of Series A Preferred no later than three (3) years after the Original Issue Date, 1.10, (2) if the Corporation’s redemption notice is provided to all holders of Series A Preferred after three (3) years and no later than five (5) years after the Original Issue Date, 1.08, or (3) if the Corporation’s redemption notice is provided to all holders of Series A Preferred after five (5) years after the Original Issue Date, 1.00.

(ii)         For each PIK Share, an amount equal to the Series A Stated Value then in effect plus all accrued or cumulated but unpaid dividends on such share.

(e)          Closing. At the closing of any redemption pursuant to this Section 6, each holder of shares of Series A Preferred that has not converted all of the holder’s shares to Common Stock shall deliver to the Corporation the certificates representing its shares of Series A Preferred being redeemed, together duly executed stock powers assigning such shares to the Corporation, and the Corporation shall pay to each selling holder of Series A Preferred, by wire transfer of immediately available funds to an account designated by the holder, the full purchase price for the holder’s shares of Series A Preferred. At such time, the Series A Preferred shall only represent the right to receive the purchase price for such shares as set forth in this Section 6.

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* * *

5.          This amendment to the Certificate of Incorporation was authorized by the Board of Directors of the Corporation.

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IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 23rd day of May, 2012.

/s/ Thomas J. Lynch
Thomas J. Lynch
Chief Executive Officer

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CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FREDERICK’S OF HOLLYWOOD GROUP INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

Filed by:	Marci Frankenthaler, Esq.
c/o Frederick’s of Hollywood Group Inc.
8 West 38th Street, Suite 802
New York, NY 10018